Exhibit 99.1

          America Service Group Inc. Declares Three-for-Two Stock Split

    BRENTWOOD, Tenn.--(BUSINESS WIRE)--Sept. 24, 2004--America Service Group Inc. (Nasdaq:ASGR) today announced that its Board of Directors has declared a three-for-two split of its common stock in the form of a 50 percent stock dividend payable on October 29, 2004, to shareholders of record on October 8, 2004. Shareholders will receive one additional share of America Service Group Inc. common stock for every two shares that they own as of the record date. Any fractional shares resulting from the split will be paid in cash based on the closing market price of the common stock on the record date.
    Michael Catalano, chairman, president and chief executive officer of America Service Group Inc., said, "This stock split reflects our confidence in the long-term prospects of the Company. The stock split should allow our stock to be more accessible to a broader range of investors and help improve liquidity."
    America Service Group Inc., based in Brentwood, Tennessee, is the leading provider of correctional healthcare services in the United
States. America Service Group Inc., through its subsidiaries, provides a wide range of healthcare and pharmacy programs to government agencies for the medical care of inmates.
    This press release may contain "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities
Litigation Reform Act of 1995, including the Company's beliefs and expectations of future performance, the effects of any stock split or the payments of dividends and may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects,"
"should," "will," "believes" or "intends" and similar words and phrases. As such, they involve risk and uncertainty that actual results may differ materially from those projected in the forward-looking statements including, without limitation, risks related to the following: the Company's ability to retain existing client contracts and obtain new contracts; whether or not government agencies continue to privatize correctional healthcare services;
increased competition for new contracts and renewals of existing contracts; the Company's ability to execute its expansion strategies;
the Company's ability to limit its exposure for catastrophic illnesses and injuries in excess of amounts covered under contracts or insurance coverage; the outcome of pending litigation; and the Company's dependence on key personnel. A discussion of these important factors and assumptions regarding the statements and risks involved is contained in the Company's annual report on Form 10-K and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release.
The Company assumes no obligations to update or revise them or provide reasons why actual results may differ.

    CONTACT: America Service Group, Brentwood
             Michael Catalano, 615-373-3100
             or
             Michael W. Taylor, 615-373-3100